UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2003

PRIMUS KNOWLEDGE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-26273	91-1350484
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1601 Fifth Street, Suite 1900, Seattle, Washington 98101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 834-8100

Item 5. Other Events.

On October 31, 2003, Primus Knowledge Solutions, Inc. (the “Company”) entered into an agreement with Michael Brochu, its President and Chief Executive Officer, to purchase all of his outstanding stock options with an exercise price at and above $3.00, or 1,239,165 stock options, which reduces the net dilution from stock options to the Company’s stockholders. Mr. Brochu has elected to apply the proceeds, after required tax withholdings of approximately $264,000, from this option disposition to his outstanding $750,000 loan from the Company (the terms of the Company’s outstanding loan to Mr. Brochu, which was made in April 2001, are described in the Company’s filings with the Securities and Exchange Commission). As a result of this transaction, the outstanding principal balance on this loan has been reduced to approximately $114,000. Mr. Brochu will not retain any net proceeds from the transaction.

The Company’s Board of Directors, with Mr. Brochu abstaining from discussions and voting, approved of the transaction and established the total purchase price of $997,968. The Company purchased 547,999 stock options (granted on November 11, 1997) with an exercise price of $3.00, 78,666 stock options (granted on February 4, 1999) with an exercise price of $8.25, 150,000 stock options (granted on August 13, 1999) with an exercise price of $20.40625, 150,000 stock options (granted on February 2, 2000) with an exercise price of $74.03125, 37,500 stock options (granted on May 17, 2000) with an exercise price of $38.65625, 75,000 stock options (granted on October 12, 2000) with an exercise price of $5.3125, and 200,000 stock options (granted on May 16, 2001) with an exercise price of $3.495.

The total purchase price under the transaction will be reflected as compensation expense on the Company’s financial statements during the quarter ended December 31, 2003. The net proceeds will be first applied against accrued interest due the Company of approximately $98,000 and the remainder will reduce Mr. Brochu’s outstanding loan principal balance by approximately $636,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS KNOWLEDGE SOLUTIONS, INC. (Registrant)

Dated:	November 4, 2003	By:	/s/ David M. Williamson

		Name: Title:	David M. Williamsoon Executive Vice President, Business Affairs, General Counsel and Corporate Secretary